Exhibit 10(r)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (“Agreement”) is dated as of December 23, 2008, between TASTY BAKING COMPANY, a Pennsylvania corporation (the “Company”), and CHARLES P. PIZZI (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of July 27, 2006 and a First Amendment to Amended and Restated Employment Agreement dated as of September 25, 2007 (collectively, the “Original Agreement”), regarding the employment of Executive as the President and Chief Executive Officer of the Company effective October 7, 2002.

WHEREAS, Executive and the Company desire to amend and restate the Original Agreement to incorporate the currently effective provisions of the Original Agreement into a single document, to amend and/or modify certain provisions and to conform the Original Agreement to the non-qualified deferred compensation provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), incorporate prior amendments and make certain clarifying changes.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and of the mutual benefits herein provided, and intending to be legally bound hereby, the Company and Executive hereby amend and restate the Original Agreement, effective as of January 1, 2009, except as otherwise stated herein, as follows:

Section 1.                      Term of Employment.  The Company hereby employs Executive as President and Chief Executive Officer of the Company, and Executive accepts such employment by the Company, on the terms and conditions herein contained and subject to termination only as hereinafter provided.  The term of employment of Executive under this Agreement shall commence on October 7, 2002 (the “Commencement Date”) and effective, July 27, 2006, July 27, 2007 and July 27, 2008, the Agreement renewed for a three (3)-year term and shall be renewed for an additional three (3)-year term on every one year anniversary of July 27, 2008 thereafter, unless either party gives notice of non-renewal to the other party in writing at least ninety (90) days prior to July 27 of the applicable year.  Upon termination of this Agreement, Employee shall be eligible only for the benefits set forth in Section 6 hereof and he shall be entitled to no other benefits.  The period from the Commencement Date through the termination or expiration of the term of this Agreement (including all renewal terms) is referred to as the “Employment Period”.  The Company shall use best efforts consistent with the faithful discharge of the fiduciary duties of the Board to cause Executive to be elected to the Board and retained as a  member of the Board during the term hereof.

Section 2.                      Duties.

(a)           During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and shall have such other duties, responsibilities and authority and perform such other services for the Company as are consistent with Executive’s background, training and experience as may from time to time be assigned to Executive by the Board of the Company.

(b)           During the Employment Period, Executive shall use his best efforts to carry out his duties and responsibilities hereunder and devote his entire working time and effort to the business and affairs of the Company (except for permitted vacation, illness or disability) and shall not, in any advisory or other capacity, work for any other individual, firm or entity without first having obtained the written consent of the Board.  Notwithstanding the foregoing, nothing contained in this Agreement shall preclude Executive from devoting reasonable periods of time to serve on the boards of directors of other organizations, including charitable and community organizations, provided that such activities do not interfere in any material fashion (as determined by the Board in its sole discretion) with the regular and satisfactory performance of Executive’s duties under this Agreement, and, in the sole judgment of the Board (or any committee thereof), do not compete with or present a conflict of interest with the interests of the Company.

(c)           Employee agrees to provide reasonable cooperation at the request of the Company in any efforts to obtain “key-man” life insurance on Executive’s life.

Section 3.                      Compensation.

(a)           During the Employment Period, the Company shall pay Executive a base salary at the annual rate of no less than Four Hundred Thousand Dollars ($400,000), which amount may be increased from time to time at the discretion of the Board in accordance with the Company’s existing policy regarding general increases.  Payment shall be made in accordance with the Company’s regular practice for Senior Executive (as defined in Section 4(a) below) employees as in effect from time to time.

(b)           In addition to Executive’s base salary, as increased from time to time, Executive shall be entitled to participate in the normal course of business in the Annual Incentive Plan of the Company (a copy of which has been provided to Executive) and to receive annually such cash bonus payments as may be granted to him under such Plan from time to time.  The target bonus, size of the bonus pool and bonus allocated to each participant in any year are subject to the discretion of the Compensation Committee of the Board and to the approval of the Board.

Section 4.                      Additional Perquisites.

(a)           The Company will reimburse Executive for all reasonable expenses properly incurred by Executive in the performance of Executive’s duties hereunder in accordance with policies established from time to time by the Board for employees who have either an Employment Agreement or a Change of Control Agreement with the Company (“Senior Executives”).

(b)           During the Employment Period, Executive shall be entitled to participate, in accord with the terms thereof, in any present or future bonus, life insurance, disability insurance, medical insurance, pension, Supplemental Executive Retirement Plan, Thrift, ESOP, Restricted Stock Incentive Plan, long-term incentive plan, stock option (whether incentive or non qualified) or other employee benefit, compensation or incentive plan adopted by the Company in which Senior Executives are generally permitted to participate.

(c)           In the event Executive elects not to obtain life insurance (in excess of the basic Ten Thousand Dollars ($10,000) of coverage paid for by the Company) under the Company’s life insurance program for executives, but maintains or obtains life insurance through other policies, the Company agrees to reimburse Executive for the cost of such other insurance up to the amount which the Company would have paid for an equivalent amount of life insurance under the Company’s life insurance program.  Executive acknowledges that the amount reimbursed by the Company will be reported as W-2 income to Executive.  In addition, provided Executive is in good health and insurable at regular rates, the Company shall obtain for the benefit of Executive, and maintain at all times during the Employment Period and pay the premiums for, a term life insurance policy in the amount of Two Million Dollars ($2,000,000.00) for the period beginning on October 7, 2007 and ending on the termination or expiration of the Employment Period.  Executive shall be the owner of such policy (unless such insurance is effected through the Company’s group life insurance program) and shall have the sole right to designate the beneficiaries of such policy.  Executive acknowledges that the company will report as W-2 income to Executive the premiums paid on such policy.

(d)           During the Employment Period, the Company shall provide Executive with the exclusive personal and business use of an automobile (and bear all costs of fuel, maintenance, repairs and insurance thereon) of a make, quality and cost consistent with the Company’s policies from time to time in effect with regard to vehicles for Senior Executives, or a replacement automobile of similar prestige, appointments and cost.  Executive acknowledges that the Company will report as W-2 income to Executive the value of the personal use of such vehicle.

(e)           Executive shall be entitled to paid vacation (taken consecutively or in segments) in accordance with the vacation policy of the Company as it exists for Senior Executives from time to time, currently six (6) weeks during each fiscal year, adjusted pro rata for any partial fiscal year during the term hereof.

(f)           During the Employment Period, the Company shall reimburse Executive for the dues and fees for membership at not more than two (2) business or country clubs of his choosing, subject to the approval of the Compensation Committee of the Board.  Executive acknowledges that the amount reimbursed by the Company will be reported as W-2 income to Executive.

(g)           The Company shall provide to Executive supplemental retirement income benefits in accordance with the terms of the supplemental executive retirement plan agreement attached hereto as Exhibit A (“SERP”).

(h)           Beginning July 27, 2006, and continuing during the term of this Agreement, the Company shall reimburse Executive for up to Ten Thousand Dollars ($10,000) per annum for personal professional services. Executive acknowledges that any such reimbursements will be reported by the Company as W-2 income to Executive.

Section 5.                      Termination of Employment.

(a)           This Agreement and the Employment Period shall cease and terminate upon the occurrence of any of the events specified below:

(i)           On the date of the death of Executive;

(ii)          By the Company in the event Executive shall become and remain “totally disabled” as defined in Section 5(c) below;

(iii)         By the Company for “cause” as defined in Section 5(b) below;

(iv)          By the Company at any time without cause;

(v)           By Executive for “Good Reason” as defined in Section 5(d) below;

(vi)          Upon the expiration of the then current term of this Agreement if either the Company or Executive gives timely notice of its or his election not to renew this Agreement;

(vii)         By Executive at any time without Good Reason by resigning and giving the Company 90 days prior written notice thereof;

(viii)        Either by Executive at any time during the period beginning six (6) months after a “Change of Control” as defined in Section 5(e) below and ending eighteen (18) months after such Change of Control, by giving written notice to the Company ninety (90) days prior to the effective date of such termination, or by the Company (other than for cause) at any time during the period ending on the last day of the eighteenth (18th) calendar month following the date of such Change of Control; and

(ix)          By either the Company or Executive, on the “normal retirement date” (as defined in the Company’s Pension Plan) of Executive, by giving ninety (90) days notice prior to the effective date of such termination;

(b)           For purposes of this Agreement, “cause” shall mean any of the following:

(i)           Executive’s conviction in a court of law of any crime or offense which constitutes a felony, which conviction, in the good faith judgment of the Board, makes him unfit for continuing employment, prevents him from effective management of the Company, or materially and adversely affects the reputation or business activities of the Company;

(ii)          Dishonesty or willful misconduct which materially and adversely affects the reputation or business activities of the Company and which, if capable of cure, continues after written notice thereof to Executive (provided that prior to termination for such reason, the Company shall give Executive written notice of the acts constituting grounds for such termination and in the event such acts are capable of being cured, the Company shall give Executive a period of twenty (20) days within which to cease or correct such acts, such that there is no longer grounds for termination for cause, and if Executive fails to cease or correct such acts the Agreement shall be deemed terminated), or misappropriation of funds;

(iii)         Substance abuse, including abuse of alcohol or use of illegal narcotics, or other drugs or substances, for which Executive fails to undertake and maintain treatment within 15 days after being requested so to do by the Company; or

(iv)          Executive’s continuing material failure or refusal to perform his duties substantially in accordance with the terms of this Agreement, or to carry out in all material respects the lawful directives of the Board (other than such failure resulting from Executive’s incapacity due to injury, physical or mental illness, disability or death); provided that prior to any termination of employment pursuant to this clause (iv), the Company shall give Executive written notice of the acts constituting grounds for such termination and in the event such acts are capable of being cured, the Company shall give Executive a period of twenty (20) days within which to cease or correct such acts, such that there is no longer grounds for termination for cause, and if Executive fails to cease or correct such acts the Agreement shall be deemed terminated

(c)           For purposes of this Agreement, “totally disabled” shall mean a physical or mental incapacity or disability which renders Executive unable, with reasonable accommodation, to perform the services required of him under this Agreement for a period of one hundred eighty (180) days or more during any period of twelve (12) consecutive months.  Such disability shall be subject to the written determination of a qualified physician who shall be reasonably acceptable to the Company and Executive (or his personal representative in the event that Executive does not have the legal capacity at such time to make such judgment).  In the event that Executive qualifies as being “totally disabled” within the meaning of the Company’s Long Term Disability Plan, Executive shall be entitled to receive long term disability payments under such plan notwithstanding any termination of his employment hereunder, during such period of disability, and Executive shall be entitled to the same benefits that any other employee of the Company would enjoy under the Company’s Long Term Disability Plan.

(d)           For purposes of this Agreement, “Good Reason” shall mean (i) a material change in the authority, duties and responsibilities of Executive so as to be inconsistent with those of president and chief executive officer of the Company, (ii) the relocation of Executive’s place of employment to a place (other than the Company’s Oxford plant) outside a radius of thirty (30) miles from the Company’s Hunting Park Avenue plant in Philadelphia, (iii) the failure of the Company to obtain an agreement, satisfactory to Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, (iv) the Company’s continued failure to perform its duties hereunder in any material respect, which failure has not been cured within twenty (20) days after written notice of such failure (with specific reference to this Section of the Agreement) has been given by Executive to the Company, (v) a material reduction in indemnification provided by the Company to Executive, except in the event that such a reduction in indemnification is applicable to all directors and officers of the Company on a uniform basis, or (vi) Executive ceases involuntarily to be a member of the Board of Directors (other than by reason of death, disability or termination for cause).

(e)           For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to occur (i) upon any Change of Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A or Item 5.01 of Form 8-K (or any successor provisions thereto) promulgated under the Securities Exchange Act of 1934, as amended and the regulations thereunder (“Exchange Act”); (ii) upon the acquisition by any person or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the combined voting power of the Company’s outstanding securities then entitled to vote generally in the election of directors, excluding however acquisitions by the Company or any of its subsidiaries, or any employee benefit plan sponsored or maintained by the Company, or by a corporation pursuant to a reorganization, merger, consolidation, division or issuance of securities of the Company if the conditions described in clauses (v) (A) and (B) below are satisfied; (iii) if individuals who constitute the Board as of the date of this Agreement (“Incumbent Board”), cease for any reason to constitute at least a majority of the Board during any twenty-four (24) month period; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or  nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; (iv) the consummation of a sale of all or substantially all of the assets of the Company or the complete liquidation or dissolution of the Company; or (v) upon a reorganization, merger, consolidation, division, or issuance of securities of the Company, in each case unless following such transaction (A) not less than sixty percent (60%) of the outstanding equity securities of the corporation resulting from or surviving such transaction and of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by the holders of the Company’s common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction, and (B) at least a majority of the members of the board of directors of the resulting or surviving corporation were members of the Incumbent Board.

Section 6.                      Effect of Termination.

(a)           Upon termination of this Agreement as a result of the death of Executive (as provided in Section 5(a)(i) above), the Company shall pay Executive’s base salary through the end of the month in which his death occurs, such payments being made to Executive’s estate.  In addition, the Company shall pay to Executive’s estate (i) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year ending on or immediately prior to the date of Executive’s death, (ii) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year in which his death occurs, which bonus shall be commensurate with bonuses paid to other Senior Executives for such year relative to bonuses previously paid to such  Executive, prorated for the period during such year that Executive actually worked, (iii) any unpaid accrued benefits through the date of his death due to Executive under this Agreement, the SERP or any employee benefit plan in which Executive was a participant, (iv) reimbursement for any expenses to which Executive is entitled through the date of his death under the terms of this Agreement, and (v) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company’s charter or Bylaws.

(b)           Upon termination of this Agreement by reason of Executive’s becoming totally disabled (as provided in Section 5(a)(ii) above), Executive shall be entitled to the benefits, and the Company shall be obligated to provide benefits to Executive, equivalent to those due upon termination of this Agreement as a result of death of Executive (as provided in Section 6(a) above), plus all benefits accruing under any long term disability insurance plan maintained by the Company.  The bonus under clause (i) of Section 6(a) shall be calculated for the fiscal year prior to the year in which this Agreement is terminated under Section 5(a)(ii) above; the bonus under clause (ii) of Section 6(a) shall be calculated for the fiscal year in which such termination occurs.  All other benefits and expenses shall be determined as of the date such termination occurs.

(c)           Upon termination of this Agreement: by the Company for cause (as provided in Section 5(a)(iii) above); by Executive without Good Reason (as provided in Section 5(a)(vii) above); by Executive as a result of his non-renewal of this Agreement (as provided in Section 5(a)(vi) above); or by either the Company or Executive effective upon the normal retirement date of Executive (as provided in Section 5(a)(ix) above), then Executive shall have no further right, title or interest to any payments required to be made in accordance with this Agreement, and the Company shall have no further obligation to Executive hereunder, except for (i) the unpaid portion, if any, of base salary computed on a pro rata basis through the effective date of such termination, (ii) any bonus to which Executive is entitled under Section 3(b) hereof for the fiscal year ending on or immediately prior to the effective date of such termination, (iii) any unpaid accrued benefits due to Executive through the date of such termination under this Agreement, the SERP (except that Executive shall have no rights under the SERP in the event his employment is terminated by the Company for cause under Sections 5(b)(i), 5(b)(ii) or 5(b)(iii) above) or any employee benefit plan in which Executive was a participant, (iv) reimbursement for any expenses to which Executive is entitled through the date of such termination under the terms of this Agreement, and (v) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company’s charter or Bylaws.

(d)           Upon termination of this Agreement: by the Company without cause (as provided in Section 5(a)(iv) above); by the Company as a result of its non-renewal of this Agreement (as provided in Section 5(a)(vi) above); or by Executive for “Good Reason” (as provided in Section 5(a)(v) above), then Executive shall be entitled to receive, in lieu of all other damages and benefits to which Executive may otherwise be entitled as a direct or indirect result of such termination, (i) a lump sum payment equal to Executive’s annual base salary compensation then in effect which otherwise would have been payable for the remainder of the current term of this Agreement, (ii) a lump sum payment equal to two (2) times the greater of (x) Executive’s target bonus under Tasty Baking Company’s Annual Incentive Plan for the fiscal year in which the termination occurred, or (y) the average of the annual bonuses paid or payable to Executive during the two (2) full fiscal years immediately prior to the termination, (iii) medical and life insurance benefits under the Company’s group health and life plans equivalent to those provided to Executive prior to termination (provided Executive satisfies the insurability criteria and complies with the conditions of such plans and, with respect to the life insurance, to the extent the Company can provide such coverage under its plan) for a period equal to the remainder of the current term of this Agreement, (iv) continued reimbursement for the premium cost of the $2 million life insurance coverage as described in Section 4(c) for the remainder of the current term of this Agreement, (v) a lump sum payment equal to any payments to which Executive would have been entitled to have contributed to the SERP, based on Executive’s base salary and bonus for the calendar year immediately prior to the calendar year in which the termination occurs, for a period equal to the remainder of the current term of this Agreement, (vi) any unpaid accrued benefits due to Executive under this Agreement, or any employee benefit plan in which Executive was a participant, through the date of such termination, (vii) reimbursement for any expenses to which Executive is entitled under the terms of this Agreement through the date of such termination, and (viii) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company’s charter or Bylaws.  The payments made pursuant to this Section 6(d) are expressly conditioned upon Executive’s first signing a valid general release and waiver in a form reasonably acceptable to each of Executive and the Company, pursuant to which Executive shall release and waive all claims that he may have against the Company, its affiliates, officers, directors, employees and agents, arising during or related in any way to Executive’s employment with the Company, except for the Company’s continuing obligations hereunder.  Except as provided by Section 11, below, payments by the Company hereunder shall commence within sixty (60) days following Executive’s termination of employment, subject to Executive’s delivery of such executed release and provided the applicable revocation for the release has expired.

(e)           Upon termination of this Agreement:  by the Company (other than for cause) within eighteen (18) months after a Change of Control; by the Company prior to a Change of Control and Executive reasonably demonstrates that his termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control (a “Third Party”) or termination otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs; by Executive for Good Reason and Executive reasonably demonstrates that such action constituting Good Reason was taken at the request of a Third Party or otherwise occurred in connection with, or in anticipation of, a Change of Control; or by Executive upon a Change of Control pursuant to the terms of Section 5(a)(viii) above, then Executive shall be entitled to receive, in lieu of all other damages and benefits to which Executive may otherwise be entitled as a direct or indirect result of such termination, (i) a lump sum payment equal to three (3) times his annual base salary then in effect, (ii) a lump sum payment equal to three (3) times the greater of (x) Executive’s target bonus under Tasty Baking Company’s Annual Incentive Plan for the fiscal year in which the Change of Control occurred, or (y) the average of the annual bonuses paid or payable to Executive during the two (2) full fiscal years immediately prior to the Change of Control,  (iii) medical and life insurance benefits under the Company’s group health and life plans for a period of thirty-six (36) months after the date of termination equivalent to those provided to Executive prior to his termination (provided Executive satisfies the insurability criteria and complies with the conditions of such plans and, with respect to the life insurance, to the extent the Company can provide such coverage under its plan), (iv) continued reimbursement for the premium cost of the $2 million life insurance coverage as described in Section 4(c) for a period of thirty-six (36) months after the date of termination, (v) a lump sum payment equal to any payments to which Executive would have been entitled to have contributed to the SERP, based on Executive’s base salary and bonus for the calendar year immediately prior to the calendar year in which the Change of Control occurs, for a period of thirty-six (36) months, less any additional annual contribution credits that are guaranteed under the SERP; (vi) any unpaid accrued benefits due to Executive under this Agreement, or any employee benefit plan in which Executive was a participant, through the date of such termination, (vii) reimbursement for any expenses to which Executive is entitled under the terms of this Agreement through the date of such termination, and (viii) any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company’s charter or Bylaws.  The payments made pursuant to this Section 6(e) are expressly conditioned upon Executive’s first signing a valid general release and waiver in a form reasonably acceptable to each of Executive and the Company, pursuant to which Executive shall release and waive all claims that he may have against the Company, its affiliates, officers, directors, employees and agents, arising during or related in any way to Executive’s employment with the Company, except for the Company’s continuing obligations hereunder.    Except as provided by Section 11, below, payments by the Company hereunder shall commence within sixty (60) days following Executive’s termination of employment, subject to Executive’s delivery of such executed release and provided the applicable expiration period for the release has expired.

Executive and the Company expressly agree that in no event shall the aggregate amount of Change of Control benefits payable to Executive hereunder plus the amount of Change of Control benefits payable to all other Senior Executives of the Company exceed three percent (3%) of the total transaction value for such Change of Control, as such value and percentages are then determined by a nationally-recognized executive compensation consulting firm or investment banking firm at the time of such Change of Control.  The Company shall have the Accountants (as defined below) determine promptly after a Change of Control the aggregate amount of Change of Control benefits payable by the Company to Executive and all other Senior Executives of the Company, and the amount, if any, by which the cap set forth in the preceding sentence is exceeded.  Such excess shall be allocated among Executive and all other Senior Executives of the Company receiving change of control benefits in the same proportion as the total amount of their individual change of control benefits relates to the aggregate amount of change of control benefits for all such persons as a group.

In the event that the benefits provided for in this subsection (e) or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive shall receive (i) a one-time payment from the Company sufficient to pay such excise tax (the “Excise Tax Gross-Up”), and (ii) an additional one-time payment from the Company sufficient to pay the additional excise tax and federal and state income taxes arising from the Excise Tax Gross-Up made by the Company to Executive pursuant to this subsection (e) (the “Additional Gross-Up”); provided, however, that the Company shall only pay the Excise Tax Gross-Up and Additional Gross-Up if the cumulative after-tax value of such payments to Executive equals or exceeds Twenty-Five Thousand Dollars ($25,000).  In the event that the cumulative after-tax value of such payments to Executive is less than Twenty-Five Thousand Dollars ($25,000), then Executive’s benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event that it is determined that the amount of any payments will be reduced in accordance with this subsection (e), the payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Executive.  Where more than one payment has the same value for this purpose and they are payable at different times they will be reduced on a pro rata basis.  Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section 6(e) shall be made in writing in good faith by a nationally or regionally recognized independent accounting firm chosen by the Company and consented to by Executive (which consent shall not be unreasonably withheld) (the “Accountants”). In the event that the Excise Tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate. For purposes of making the calculations required by this Section 6(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations concerning the application of the Code for which there is a “substantial authority” tax reporting position. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(e).  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(e).  Notwithstanding any provision of this subsection (e) to the contrary, in accordance with the requirements of section 409A of the Code, any Excise Tax Gross-Up and Additional Gross-Up payable hereunder shall be paid not later than the end of the calendar year next following the calendar year in which Executive or the Company (as applicable) remits the taxes for which the Excise Tax Gross-Up and Additional Gross-Up payable are being paid.

(f)           Executive shall have no mitigation obligation with respect to the benefits payable to Executive under this Section 6.  Notwithstanding any termination of this Agreement, Executive shall remain obligated under the provisions of Sections 9, 10 and 13(c) of this Agreement.

(g)           In the event of a Change of Control and regardless of whether Executive’s employment is terminated in connection with such Change of Control, one hundred percent (100%) of any outstanding incentive awards (including restricted stock and performance shares or units, stock options or stock appreciation rights) shall vest or become exercisable immediately and any restrictions thereon shall lapse; provided, however, nothing in this paragraph shall prevent the Company from exercising any rights it may have pursuant to any employee benefit plan (or grant agreement executed thereunder) in the event Executive is terminated for Cause.

(h)           Except as otherwise expressly provided herein, this Agreement and all of the liabilities and obligations of the parties hereunder shall cease and terminate effective upon the termination of the Employment Period.

Section 7.                      Assignment.  This Agreement shall not be assignable by the Company except to a successor to the Company or its business by way of merger, acquisition, purchase of all or substantially all of its assets or otherwise and the Company shall require of any such successor that this Agreement be binding upon and inure to the benefit of any such parent, subsidiary or successor.  This Agreement shall not be assignable by Executive but it shall be binding upon and inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

Section 8.                      Notices.  All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:

(a)           If to the Company, to:                             Tasty Baking Company
2801 Hunting Park Avenue
Philadelphia, PA  19129
Attention:  Secretary

(b)           If to Executive, to:                                   Charles P. Pizzi
8601 Thomas Mill Drive
Philadelphia, PA  19128

Addresses may be changed by notice in writing signed by the addressee.

Section 9.                      Confidential Information; Non-Solicitation.

(a)           Executive agrees to hold in a fiduciary capacity for the benefit of the Company all of the Company’s business secrets and confidential information, knowledge and data relating to the Company or any of its affiliated companies and their respective businesses, which shall have been obtained by Executive during his employment by the Company or any of its affiliated companies, including without limitation, information relating to such matters as finances, operations, processes, product recipes, new products in development, sales methods, equipment, techniques, plans, formulae, products, methods and know-how, customer requirements and names of suppliers.  Executive’s obligations under this Section 9(a) shall not be deemed violated in the event that (i) Executive discloses any such information pursuant to order of a court of competent jurisdiction, provided Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (ii) such information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is legally entitled, to the best of Executive’s knowledge, to make such information available, except that notwithstanding anything herein which may be construed to the contrary, in no event shall Executive be permitted to use or disclose any of the Company’s product recipes.

(b)           Executive agrees, as a condition to the Company’s agreeing to employ him pursuant to the terms of this Agreement and to the performance by the Company of its obligations hereunder, including but not limited to payments to Executive after termination of this Agreement, during the term of this Agreement and any renewals or extensions hereof, and for a period of two (2) years thereafter, Executive shall not, without the prior written approval of the Board, directly or indirectly through any other person, firm or entity, whether individually or in conjunction with any other person, or as an employee, agent, consultant, representative, partner or holder of any interest in any other person, firm, entity or other association:

(i)           Solicit, entice or induce any Customer (as defined below) to become a client, customer, OEM, distributor or reseller of any other person, firm or entity with respect to products and services the same or similar to those then sold or under development by the Company or to cease doing business with the Company, and Executive shall not approach any such person, firm or entity for such purpose or authorize or knowingly approve the taking of any such actions by any other person;

(ii)          Solicit, entice or induce, directly or indirectly, any person who presently is or at any time during the term hereof, including any renewals or extensions hereof, was an employee, contractor or business associate of the Company to become employed or engaged by any other person, firm or entity or to cease their employment or other business relationship with the Company, and Executive shall not approach any such employee, contractor or business associate for such purpose; or

(iii)         Render services to, consult for, become employed by, own or have a financial or other interest in any person or entity that manufactures and/or provides products or services competing with the products or services then sold, licensed or under development by the Company.

For purposes of this Section 9(b), a “Customer” means (x) any person or entity which at the time of determination is, or shall have been within two years prior to such time, a client, customer, OEM, distributor or reseller of the Company, or (y) any person or entity to whom a detailed written proposal has been made within twelve (12) months immediately preceding the time of determination.

(c)           Executive agrees that in the event of breach of any of his obligations under this Section 9, the Company would suffer irreparable harm for which there is no adequate remedy at law, and that such harm may be impossible to measure in monetary damages.  Accordingly, in addition to any other remedies which the Company may have at law or in equity, the Company shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Executive, and the Company shall be entitled to an injunction restraining Executive from violating the provisions hereof and shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Agreement.  In such event, the Company shall be entitled to an accounting and repayment of all profits, compensation, remunerations or benefits which Executive, directly or indirectly, has realized or may realize as a result of, growing out of, or in conjunction with, any violation of this Agreement.  Such remedies shall be in addition to and not in limitation of any relief or other rights or remedies to which the Company is or may be entitled at law or in equity or under this Agreement.

(d)           If any part of this Section or the application thereof is construed to be invalid or unenforceable, then the other parts of this Section or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable provisions.  If any provision in this Section is held to be unenforceable because of the area covered, the duration, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or scope thereof, and the provision shall then be enforceable in its modified form.

(e)           Executive acknowledges that he will be able to earn a livelihood without violating the provisions of Section 9 of this Agreement.  Executive further acknowledges that his rights have been limited by this Agreement only to the extent reasonably necessary to protect the legitimate interests of the Company and as consideration for the Company’s entering into this Agreement.

Section 10.                                Mandatory Mediation/Arbitration.  The procedures set forth in this Section 10 shall constitute the sole and exclusive procedures for the resolution of (i) any dispute under this Agreement or (ii) any other dispute between the parties, except for any dispute related to an alleged violation of Section 9 hereof or any claims by the Company for injunctive relief.  The parties shall first attempt to resolve any dispute through mediation conducted in Philadelphia, Pennsylvania.  The party seeking relief shall notify the other party in writing of the basis of the claim and the relief sought, and the parties shall meet to agree upon a neutral mediator.  If the parties do not promptly agree on a neutral mediator, then any of the parties may notify J.A.M.S./Endispute, 345 Park Avenue, New York, New York, to initiate selection of a mediator from the J.A.M.S./Endispute Panel of Neutrals. The Company shall pay the fees and expenses of the mediator.  If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party(ies) may then seek relief through arbitration, which shall be binding, before a single arbitrator pursuant to the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (the “Association”).  The place of arbitration shall be Philadelphia, Pennsylvania.  Arbitration may be commenced at any time (after the mediator issues the written statement provided in the fourth sentence of this Section 10) by any party seeking arbitration by written notice to the other party(ies) by first class mail, postage prepaid.  The arbitrator shall be selected by the joint agreement of the parties, but if the parties do not so agree within (30) business days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by the Association, and such arbitrator shall be neutral, impartial, independent of the parties and others having any known interest in the outcome, shall abide by the ABA and AAA Code of Ethics for neutral arbitrators and shall have no ex parte communications about the dispute with either party.  The arbitrator shall render a written decision within sixty (60) days of completion of the arbitration.  Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto and there shall be no right of appeal therefrom.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The costs and expenses of arbitration, including fees and expenses of the arbitrator, shall be paid by the Company.  The arbitrator shall not be permitted to award punitive or similar type damages under any circumstances.  With respect to an alleged violation of Section 9 hereof or any claim by the Company for injunctive relief,  the Company, without prejudice to or compliance with the procedures set forth in this Section 10, is expressly permitted to institute legal proceedings to obtain a temporary restraining order, a preliminary and permanent injunction or other equitable relief.

Section 11.                                Section 409A Restrictions.

(a)  If and only to the extent necessary to satisfy the requirements of Section 409A of the Code , the payments, compensation and benefits provided to Executive by this Agreement shall be subject to the restrictions of Section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b)  In the event of the termination of the Agreement by reason of Executive being totally disabled, as provided in Section 5(c) above, Executive shall be entitled to the benefits under Section 6(b) above at such time and in such amounts as provided by Section 6(b); provided, however, that:

(i)  any bonus amounts shall be paid to Executive in accordance with Section 6(b), but not later than two and one-half (2-1/2) months after the end of the calendar year in which Executive becomes totally disabled; provided, that if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment and it is necessary to comply with section 409A of the Code, payments shall commence not earlier than six months following Executive’s termination of employment.

(ii)  reimbursement for expenses which would be excludable from Executive’s income or which would be deductible business expenses under Section 162 of the Code (without regard to adjusted gross income limitations) and payment of indemnification obligations which would be excludable from Executive’s income shall be promptly made to Executive in accordance with Section 6(b), but not later than the end of the second calendar year following the date of Executive’s termination due to becoming totally disabled, or such later date as may be permitted by Section 409A of the Code.

(iii)  if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment, reimbursement for any expenses which would otherwise be includable in Executive’s income and payment of any indemnification obligations which would be includable in Executive’s income shall be made in accordance with Section 6(b) above, but not earlier than the date that is six (6) months after Executive’s termination of employment due to becoming totally disabled.

(c)  In the event of the termination of the Agreement by the Company for cause, by Executive without Good Reason, by Executive as a result of non-renewal of the Agreement, or by the Company or Executive upon the normal retirement date of Executive as set forth in Section 6(c) above, Executive shall be entitled to the benefits under Section 6(c) at such time and in such amounts as provided by Section 6(c); provided, however, that:

(i)  any bonus amount shall be payable to Executive in accordance with Section 6(c), but not later than two and one-half (2-1/2) months after the end of the calendar year in which Executive terminates employment for any of the reasons described in Section 6(c); provided, that if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment and it is necessary to comply with section 409A of the Code, payments shall commence not earlier than six months following Executive’s termination of employment.

(ii)  reimbursement for expenses which would be excludable from Executive’s income or which would be deductible business expenses under Section 162 of the Code (without regard to adjusted gross income limitations) shall be promptly made to Executive in accordance with Section 6(c), but not later than the end of the second calendar year following the date of Executive’s termination of employment for any of the reasons described in Section 6(c), or such later date as may be permitted by Section 409A of the Code.

(iii)  reimbursement for any expenses which would otherwise be includable in Executive’s income and payment of any indemnification obligations which would be includable in Executive’s income shall be made in accordance with Section 6(c), but not earlier than the date that is six (6) months after Executive’s termination of employment for any of the reasons described in Section 6(c).

(d)  In the event of the termination of the Agreement by the Company without cause or as a result of its non-renewal of the Agreement, or by Executive for “Good Reason” as set forth in Section 6(d) above, Executive shall be entitled to the payments, compensation and benefits under Section 6(d) at such time and in such amounts as provided by Section 6(d); provided, however, that:

(i)  if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment, payments of annual base salary, bonus amounts and lump sum SERP equivalent payments, set forth in Section 6(d), shall commence not earlier than six months following Executive’s termination of employment.  If Executive would have otherwise received any salary and/or bonus payments during the first six (6) months after termination of employment but for this paragraph (d), such payments shall be made in a single sum to Executive on the first business day following the date that the six (6) months after his termination of employment.  In addition, the Company shall pay Executive interest on such payments that are delayed because of this paragraph at the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the calendar year in which such payments would have been otherwise paid to Executive pursuant to Section 6(d) above.

(ii)  if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment, with respect to the continued reimbursement for the cost of life insurance coverage described in Section 6(d) above, Executive must pay all premiums that are due for the six (6) month period following Executive’s termination of employment.  The Company will reimburse Executive for all premiums that are due for such life insurance coverage in accordance with Section 6(d) starting six (6) months after Executive’s termination of employment and shall reimburse Executive for the premiums that Executive has paid on the first business day following the date that is six (6) months after Executive’s termination of employment.

(iii)  reimbursement for expenses which would be excludable from Executive’s income or which would be deductible business expenses under Section 162 of the Code (without regard to adjusted gross income limitations) and payment of indemnification obligations which would be excludable from Executive’s income shall be promptly made to Executive in accordance with Section 6(d), but not later than the end of the second calendar year following the date of Executive’s termination of employment, or such later date as may be permitted by Section 409A of the Code.

(iv)  if any stock of the Company is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment, reimbursement for any expenses which would otherwise be includable in Executive’s income and payment of any indemnification obligations which would be includable in Executive’s income shall be made in accordance with Section 6(d), but not earlier than the date that is six (6) months after Executive’s termination of employment.

(e)  In the event of termination of Executive’s employment other than for “cause”, as defined in Section 5(b), above, following, prior to or in anticipation of a Change of Control, as set forth in Section 6(e) above, Executive shall be entitled to the payments, compensation and benefits described in Section 6(e); provided, however, that:

(i)  if any stock of the Company (or its successor) is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment, payments of annual base salary, cash bonus amounts, lump sum SERP equivalent payments, as set forth in Section 6(e), and, if applicable, Excise Tax Gross-Up and Additional Tax Gross-Up, shall commence not earlier than the date that is six (6) months following Executive’s termination of employment.  If Executive would have otherwise received any salary, bonus payments, lump sum SERP equivalent payments, Excise Tax Gross-Up or Additional Tax Gross-Up during the first six (6) months after termination of employment but for this subparagraph (i), such payments shall be made in a single sum to Executive on the first business day following the date that is six (6) months after his termination of employment.  In addition, the Company shall pay Executive interest on payments that are delayed because of this subparagraph (i) at the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the calendar year in which such payments would have otherwise been paid to Executive pursuant to Section 6(b).

(ii)  if any stock of the Company (or its successor) is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment, with respect to the continued reimbursement for the cost of life insurance coverage described in Section 6(e) above, Executive must pay all premiums that are due for the six (6) month period following Executive’s termination of employment.  The Company will reimburse Executive for all premiums that are due for such life insurance coverage in accordance with Section 6(e) starting six (6) months after Executive’s termination of employment and shall reimburse Executive for the premiums that Executive has paid on the first business day following the date that is six (6) months after Executive’s termination of employment.

(iii)  reimbursement for any expenses which would be excludable in Executive’s income (or which would be deductible business expenses under Section 162 of the Code (without regard to adjusted gross income limitations) and payment of indemnification obligations which would be excludable in Executive’s income shall be promptly made to Executive in accordance with Section 6(e), but not later than the end of the second calendar year following the date of Executive’s termination of employment, or such later date as may be permitted by Section 409A of the Code.

(iv)  if any stock of the Company (or its successor) is publicly-traded on an established securities market or otherwise as of the date of Executive’s termination of employment, reimbursement for any expenses and which would otherwise be includable in Executive’s income and payment of any indemnification obligations which would be includable in Executive’s income shall be made in accordance with Section 6(e), but not earlier than the date that is six (6) months after Executive’s termination of employment.

Section 12.                                Legal Fees.

The Company shall reimburse Executive for all reasonable legal fees and expenses incurred in good faith by Executive as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the payment of any benefit provided for in this Agreement pursuant to Section 6(e) (including, but not limited to, all such fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 (f)(2)(A) of the Code.  Such payments shall be made within five (5) business days after delivery of Executive’s written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

Section 13.                                Miscellaneous.

(a)           This Agreement is the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and no change, alteration or modification hereof may be made except in writing signed by both parties hereto.

(b)           The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

(c)           This Agreement shall in all respects be governed by and construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania.

(d)           If any section, paragraph, term or provision of this Agreement, or the application thereof, is determined by a competent court or tribunal to be invalid or unenforceable, then the other parts of such section, paragraph, term or provision shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions; and the parties specifically authorize and agree that the court or tribunal shall modify the section, paragraph, term or provision hereof which is so determined to be invalid or unenforceable, and the parties specifically authorize and agree to such modification.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ATTEST:	TASTY BAKING COMPANY

/s/ Laurence Weilheimer	By:	/s/ James E. Ksansnak
Secretary		James E. Ksansnak
Chairman of the Board
(SEAL)

/s/ Cynthia E. Freedman		/s/ Charles P. Pizzi
Witness		Charles P. Pizzi
President and
Chief Executive Officer

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